UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 20, 2006

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 20, 2006, Cypress Semiconductor Corporation (“Cypress”) entered into a Guaranty (the “Guaranty”) with CIT Technologies Corporation (the “Lessor”) for the benefit of Grace Semiconductor USA, Inc. (the “Lessee”). As previously disclosed, in December 2005, Cypress entered into a strategic foundry partnership with the Lessee pursuant to which Cypress has transferred certain of its proprietary process technologies to the Lessee’s Shanghai, China facility. Pursuant to a foundry agreement dated December 1, 2006, Cypress purchases wafers from an affiliate of the Lessee that are produced using these process technologies. The Lessee has leased from Lessor certain semiconductor manufacturing equipment pursuant to a master lease between the Lessor and Lessee. Under the Guaranty, Cypress has agreed to an unconditional guarantee to the Lessor of the rental payments due under the master lease by the Lessee. The term of the lease runs for 36 months commencing January 1, 2007. The guaranteed obligations of the Lessee, payable quarterly in advance, equal approximately $682,000 for each calendar quarter during the term, for an aggregate amount equal to approximately $8.2 million over the term. If the Lessee fails to pay any of the quarterly payments, Cypress will be obligated to pay within 10 days of written demand from the Lessor such amounts. If Cypress fails to pay such amount, late interest will accrue at a rate of 9% per annum on any unpaid amounts.

In addition, under the Guaranty, Cypress has agreed to obtain an irrevocable letter of credit in an initial amount of approximately $6.4 million to secure the payments under the Guaranty after demand has been made by the Lessor on Cypress. The amount available under the letter of credit will decline according to a schedule to be mutually agreed upon by Cypress and the Lessor during the term consistent with the quarterly reductions in the outstanding amounts under the master lease.

Under the Guaranty, if a “default” by Cypress occurs, the Lessor will be entitled to draw on the letter of credit. A “default” occurs if: (i) Cypress fails to pay any guaranteed amount when due, (ii) Cypress makes an assignment for the benefit of creditors, becomes insolvent, is subject to any bankruptcy, liquidation or similar reorganization proceeding, and, if not an voluntary event, such proceeding continues for 60 days, or (iii) the letter of credit ceases to be available or will not be renewed and Cypress has failed to replace the letter of credit with an alternative acceptable to Lessor within 30 days.

In connection with the Guaranty and effective upon the payment for, or receipt of, the leased equipment by the Lessee, Cypress was issued warrants to purchase approximately 2.1 million ordinary shares of Grace Semiconductor Manufacturing Corporation, a Cayman Islands company and the parent of the Lessee.

The Guaranty is the first in a series that Cypress intends to enter into from time to time in support of the Lessee’s operations described above. Cypress currently expects that the maximum amount of all such guaranteed equipment lease obligations in support of Lessee outstanding at any time will not exceed approximately $60 million. However, Cypress is under no obligation to guarantee any future rent payments on such equipment leases for the benefit of the Lessee and will do so only in its sole discretion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: December 27, 2006	By:	/s/ Brad W. Buss
Brad W. Buss
Executive Vice President, Finance and
Administration and Chief Financial Officer